EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), entered into as of July 1, 2019 (the “Effective Date”), is made by and among, on the one hand, Craig Rogerson (the “Executive”), and on the other hand, Hexion Inc., a New Jersey corporation (the “Company”), and Hexion Holdings Corporation, the ultimate and indirect parent of the Company (the “Parent”).
RECITALS
A.    The Executive has been employed by the Company pursuant to an employment agreement entered into as of June 12, 2017 (the “Existing Agreement”).
B.    The Company and the Executive desire to enter into this Agreement to assure the Company of the exclusive services of the Executive and to set forth the rights and duties of the parties hereto.
C.     This Agreement is intended to supersede the Existing Agreement and any other prior agreements or understandings, whether formal or informal, between the Executive and the Company or any of its Affiliates (as defined below).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
1.Certain Definitions.
(a)    “Action” shall have the meaning set forth in Section 10.
(b)    “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.
(c)    “Agreement” shall have the meaning set forth in the preamble hereto.
(d)    “Annual Base Salary” shall have the meaning set forth in Section 3(a).
(e)    “Annual Bonus” shall have the meaning set forth in Section 3(b).
(f)     “Board” shall mean the Board of Directors of the Parent.
(g)    The Company shall have “Cause” to terminate the Executive’s employment pursuant to Section 4(a)(iii) hereunder upon (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime involving either theft, fraud, or a breach of the Executive’s duty of loyalty with respect to the Company or any Affiliates thereof, or any of its or their customers or suppliers, (ii) the Executive’s repeated failure to perform duties as reasonably directed by the Board (other than as a consequence of Disability) after written notice thereof and failure to cure within ten (10) days (if curable), (iii) the Executive’s fraud, misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any of its Affiliates, (iv) the Executive’s violation of the written policies of the Company or any of its subsidiaries or Affiliates or other misconduct in connection with the performance of his duties that in either case results in, or could reasonably be expected to result in, material injury to the Company or any of its Affiliates after written notice thereof and failure to cure within ten (10) days (if curable), (v) the Executive’s breach of any material provision of this Agreement not covered by clause (vi) below after written notice thereof and failure to cure within ten (10) days (if curable), or (vi) the Executive’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within ten (10) days after the Executive becomes aware of such breaches, if curable) or the non-competition or non-solicitation provisions to which the Executive is subject, including without limitation Sections 6 and 7 hereof.
(h)    “Change in Control” shall mean the first to occur of the following events: (i) any Person (or “group” within the meaning of the regulations promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any of its subsidiaries or Affiliates, any of the Major Holders, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries or Affiliates, or any other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding as a result of any internal restructurings of the Company and/or one or more of its subsidiaries); or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) to any Person (or “group” within the meaning of the regulations promulgated under Section 13(d) of the Exchange Act) that is not an Affiliate of the Company or a Major Holder (excluding as a result of any internal restructurings of the Company and/or one or more of its subsidiaries). Notwithstanding the foregoing, an event shall not be considered to be a Change of Control for purposes of this Agreement unless such event is also a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(j)    “Company” shall have the meaning set forth in the preamble hereto.
(k)    “Confidential Information” shall have the meaning set forth in Section 7(a).
(l)    “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)-(vi), the date specified or otherwise effective pursuant to Section 4(b), or (iii) if the Executive’s employment terminates upon expiration of the Term, the last day of the Term.
(m)    “Deemed Termination for Cause” shall mean an involuntary termination of the Executive’s employment by the Company following the expiration of the Term at a time when Cause then exists (assuming solely for this purpose, and for no other purpose hereunder, that the Term had continued through the date of such termination).

(n)    “Disability” shall mean the failure of Executive, with or without a reasonable accommodation, to perform the essential functions of his job as a result of physical or mental incapacity for 90 days during any 180-consecutive-calendar-day period.
(o)    “Executive” shall have the meaning set forth in the preamble hereto.
(p)    The Executive shall have “Good Reason” to resign from his employment pursuant to Section 4(a)(v) in the event that any of the following actions are taken by the Company or any of its subsidiaries without his express written consent: (i) a material reduction of the Executive’s duties and responsibilities, whether or not a Change in Control has occurred (and, for the avoidance of doubt, the Executive shall have Good Reason pursuant to this clause (i) if, following a Change in Control, the Company becomes the subsidiary of an acquiring entity and the Executive no longer reports directly to the Board of the Company’s ultimate parent entity), or (ii) any material breach by the Company of any term or provision of this Agreement not covered by clause (i) above; provided, that no such event shall constitute Good Reason unless and until the Executive shall have provided the Board with written notice thereof no later than thirty (30) days following the initial occurrence of such event and the Company shall have failed to fully remedy such event within thirty (30) days following receipt of such notice, and the Executive shall have terminated his employment with the Company promptly following the expiration of such remedial period.
(q)    “Invention” shall have the meaning set forth in Section 7(c).
(r)    “Major Holders” shall mean Cyrus Capital Partners, L.P. and any of its Affiliates that hold, and any funds and accounts managed by Cyrus Capital Partners, L.P. that hold, Company common stock, Monarch Alternative Capital LP and any of its Affiliates that hold, and any funds and accounts managed by Monarch Alternative Capital LP that hold, Company common stock, GoldenTree Asset Management and any of its Affiliates that hold, and any funds and accounts managed by GoldenTree Asset Management that hold, Company common stock, GSO Capital Partners and any of its Affiliates that hold, and any funds and accounts managed by GSO Capital Partners that hold, Company common stock, Brigade Capital Management and any of its Affiliates that hold, and any funds and accounts managed by Brigade Capital Management that hold, Company common stock, and Davidson Kempner Capital Management LP and any of its Affiliates that hold, and any funds and accounts managed by Davidson Kempner Capital Management LP. that hold, Company common stock.
(s)    “Notice of Termination” shall have the meaning set forth in Section 4(b).

(t)	“Parent” shall have the meaning set forth in the preamble hereto.
(u)    “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.
(v)    “Proprietary Rights” shall have the meaning set forth in Section 7(c).
(w)    “Target Bonus” shall have the meaning set forth in Section 3(b).

(x)    “Term” shall have the meaning set forth in Section 2(b).
2.    Employment.
(a)    In General. The Company shall continue to employ the Executive, and the Executive shall continue in the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.
(b)    Term of Employment. The term of employment under this Agreement shall be for the period beginning on the Effective Date and unless earlier terminated, in accordance with the terms of the Agreement, will end on the third (3rd) anniversary of the Effective Date (such period, the “Term”). Notwithstanding the foregoing, to the extent the Executive’s employment with the Company continues beyond the expiration of the Term, the Executive will continue as an “at will” employee, such that either party may terminate the Executive’s employment at any time, for any reason or no reason; provided, however, that Executive shall provide no less than sixty (60) days’ advance written notice to the Company of any resignation during any period of “at-will” employment, which notice period may be waived by the Company in its sole discretion without payment therefor. Upon the Executive’s termination of employment for any reason (whether during or after the Term), the Executive will resign from all positions and offices that he holds with the Company and any of its subsidiaries and/or Affiliates.
(c)    Position and Duties.
(i)    During the Term, the Executive shall serve as the Chief Executive Officer (CEO) of the Company and will report to the Board. In his role as CEO, the Executive will have duties and responsibilities customarily associated with Executive’s position in companies that are of similar size and nature to the Company and such other duties and responsibilities as may be assigned from time to time by the Board (or a committee thereof). From the Effective Date and until the 2020 annual meeting of shareholders of the Parent, during the Term, Executive shall serve as a member, and the Chairman, of the Board, in each case, without any additional compensation. Prior to or at the expiration of such first term as a director and the expiration of any subsequent term as director, in each case, during the Term, the Parent shall use commercially reasonable efforts to cause the Executive to be nominated for election as a member of the Board and nominated for selection as Chairman of the Board and any such service shall be without any additional compensation. The Executive shall also serve as an officer and/or director of one or more Affiliates of the Company as requested by the Board. Except as otherwise provided herein, the Executive shall not be entitled to any additional compensation for his service as a member of the Board or other positions or titles that he may hold with any Affiliate of the Company to the extent that he is so appointed. The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company. The Executive shall devote his full business time, skill, attention, and best efforts to the performance of his duties hereunder; provided, however, that the Executive shall be entitled to (A) serve on civic, charitable, and religious boards, on the board of directors of each of Ashland Global Holdings Inc., PPL Corporation, the Society of Chemical Industry, and the American Chemistry Council, and on the advisory board of the Michigan State University Department of Chemical Engineering & Materials Science (MSU CHEM), and (B) manage the Executive’s personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder are not in conflict with the business interests of the Company or its Affiliates, and do not otherwise compete with the business of the Company or its Affiliates.
(ii)    The Executive’s employment shall initially be principally based at the Company’s current headquarters in Columbus, Ohio, but the Executive’s principal place of employment may be changed from time to time, as determined by the Board. The Executive shall perform his duties and responsibilities to the Company at such principal place of employment and at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes.
3.    Compensation and Related Matters.
(a)    Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $1,250,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”). The Annual Base Salary shall be subject to annual review for increase by the Board (or a committee thereof) in its discretion.
(b)    Annual Bonus. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), under the Company’s annual cash bonus plan, as in effect from time to time (the “Bonus Plan”) with a target Annual Bonus amount equal to 125% of the Annual Base Salary (the “Target Bonus”). The Executive’s actual Annual Bonus for a given year, if any, shall be determined on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Board (or a committee thereof) in accordance with the terms and conditions of the Bonus Plan and any other terms and conditions determined by the Board (or a committee thereof). Notwithstanding the foregoing and notwithstanding anything to the contrary in the Bonus Plan, Executive’s Annual Bonus, if any, earned, if at all, in accordance with, and subject to the terms and conditions of, the Bonus Plan, in respect of the 2019 calendar year, shall be determined as follows: (i) the portion of Executive’s Annual Bonus, if any, that relates to Executive’s employment with the Company from January 1, 2019, through the day immediately prior to the Effective Date, shall be calculated by reference to the target incentive opportunity being equal to the portion of Executive’s Annual Base Salary actually paid to Executive during such period and (ii) the portion of Executive’s Annual Bonus, if any, that relates to Executive’s employment with the Company from the Effective Date through December 31, 2019, shall be calculated by reference to the target incentive opportunity being equal to 125% of the portion of Executive’s base salary actually paid to Executive during such period. Each Annual Bonus shall be paid on such date as is determined by the Board, but in any event it is expected that each year’s Annual Bonus shall be paid during the first quarter of the following calendar year. Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company on the date of payment. Payment of the Annual Bonus, if any, shall be made in accordance with, and subject to the terms and conditions of, the Bonus Plan.
(c)    MIP Participation. The Executive shall be entitled to participate in the Company’s management incentive program pursuant to such terms and conditions as established by the Board.

(d)    Benefits. During the Term, the Executive shall be entitled to participate in the Company’s other incentive compensation and employee benefit plans, programs, and arrangements, including vacation (other than severance plans), as are generally applicable to senior executives of the Company, provided that Executive meets and continues to meet the Company’s or the applicable eligibility requirements of such plan, program or arrangement.
(e)    Business Expenses. During the Term, the Company shall pay directly, or reimburse the Executive for, all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures.
4.    Termination. The Executive’s employment hereunder, and the Term of this Agreement, may be terminated prior to the third (3rd) anniversary of the Effective Date (such date, the “Scheduled End Date”) by the Company or the Executive, as set forth in Section 4(a) below:
(a)    Circumstances.
(i)    Death. The Executive’s employment hereunder, and the Term of this Agreement, shall terminate upon his death.
(ii)    Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company, and the Term of this Agreement, shall terminate effective on the date specified in such notice.
(iii)    Termination with Cause. The Company may terminate the Executive’s employment, and the Term of this Agreement, with Cause. Such termination will be immediate.
(iv)    Termination without Cause. The Company may terminate the Executive’s employment, and the Term of this Agreement, without Cause (and not on account of Disability).
(v)    Resignation with Good Reason. The Executive may terminate his employment, and the Term of this Agreement, with Good Reason.
(vi)    Resignation without Good Reason. The Executive may terminate his employment, and the Term of this Agreement, without Good Reason upon not less than sixty (60) days’ advance written notice to the Board. Notwithstanding the foregoing, the Company may waive the notice period in its sole discretion without any payment or consideration therefor.
(b)    Notice of Termination. Any termination of the Executive’s employment, and the Term of this Agreement, prior to the Scheduled End Date, by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a

Date of Termination (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company. If the Executive delivers a Notice of Termination under Section 4(a)(v) or 4(a)(vi), the Date of Termination shall be at least sixty (60) days following the date of such notice; provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the Company’s receipt of such notice, without changing the characterization of such termination as voluntary, even if such date is prior to the date specified in such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.
(c)    Termination of All Positions. Without limiting the generality of the last sentence of Section 2(b), upon termination of the Executive’s employment for any reason, the Term of this Agreement shall end, the Executive shall be deemed to have resigned, as of the Date of Termination or such other date requested by the Company, from all positions and offices that the Executive then holds with the Company and its Affiliates.
5.    Company Obligations upon Termination of Employment.
(a)    In General. Subject to Section 11(a), upon termination of the Executive’s employment, and the Term of this Agreement by the Company for Cause or due to Disability, by Executive without Good Reason, or due to death, in each case, prior to the Scheduled End Date, the Executive (or the Executive’s legal representatives) shall be entitled to receive (i) within thirty (30) days following such termination (or such earlier time as may be required by applicable law), payment of Executive’s earned but unpaid Base Salary through the Date of Termination, (ii) reimbursement of unpaid or unreimbursed business expenses incurred prior to the Date of Termination in accordance with the Company’s normal procedures, and (iii) all other vested and non-forfeitable benefits provided under the Company’s incentive compensation and employee benefit plans upon a termination of employment, in accordance with the terms and conditions of such plans (other than severance) (collectively, the “Accrued Obligations”).
(b)    Termination without Cause, Resignation with Good Reason. Subject to Section 5(c) and Section 11(a) and subject to the Executive’s continued compliance with the covenants contained in Sections 6 and 7, if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv), or the Executive resigns from his employment with Good Reason pursuant to Section 4(a)(v), in either case prior to the Scheduled End Date, the Company shall, in addition to satisfying the Accrued Obligations:
(i)    pay the Executive a cash severance amount equal to two (2) times the sum of (A) the Annual Base Salary and (B) the Target Bonus, such amount to be paid in substantially equal installments in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the twenty-four (24) month anniversary of the Date of Termination (the “Severance Payment”); and

(ii)    if continued coverage under the Company’s health and welfare plans is timely elected by the Executive, payment of any COBRA premiums from the Date of Termination until the earlier of (x) the eighteen (18) month anniversary of the Date of Termination and (y) the first date that the Executive is no longer eligible for COBRA (the “COBRA Payment”);
provided, further, that if such termination of employment under this Section 5(b) occurs upon or following a Change in Control, then the Severance Payment shall be equal to three (3) times the sum of (A) the Annual Base Salary and (B) the Target Bonus, such amount to be paid in substantially equal installments in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the thirty-six (36) month anniversary of the Date of Termination; and
provided, however, that the first installment payments of the Severance Payment and the COBRA Payment payable pursuant to this Section 5(b) shall commence on the first payroll period following the sixtieth (60th) day after the Date of Termination, and the initial installment shall include payments of any amounts that would otherwise be due prior thereto.
(c)    Conditions to Receiving Severance Benefits. Notwithstanding anything herein to the contrary, the amounts payable to the Executive under Section 5(b), other than the Accrued Obligations, shall be contingent upon and subject to (A) the Executive’s execution and non-revocation of a general waiver and release of claims agreement in the Company’s customary form (the “Release”) and the expiration of any applicable revocation period on or prior to the sixtieth (60th) day following the Date of Termination and (B) the Executive’s continued compliance with the covenants set forth in Sections 6 and 7 below.
6.    Non-Competition; Non-Solicitation; Non-Hire.
(a)    The Executive shall not, at any time during the Executive’s employment with the Company (whether during or after the Term) or during the twelve (12) month period following the termination thereof for any reason (the “Restricted Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any Person, firm, corporation, partnership, business, or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise) that engages (either directly or through any subsidiary or Affiliate thereof) in any business or activity that competes with any of the businesses of the Parent or direct or indirect subsidiary, including the Company. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business whose stock or equity interests are publicly traded on a national securities exchange, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business;
(b)    The Executive shall not, at any time during the Restricted Period, directly or indirectly (i) solicit, induce, or attempt to solicit or induce any officer, director, employee, or independent contractor of the Parent or any of its direct or indirect subsidiaries, including the Company, to terminate his relationship with, or to leave the employ or service of, the Parent or any such subsidiary, or to interfere in any way with the relationship between the Parent or any such subsidiary, on the one hand, and any officer, director, employee, or independent contractor thereof, on the other hand, (ii) hire (or otherwise engage in a service relationship) any Person (in any capacity whether as an officer, director, employee, or consultant) who is or at any time was an officer, director, employee, or consultant of the Parent or any of its direct or indirect subsidiaries until six (6) months after such individual’s relationship (whether as an officer, director, employee, or consultant) with the Parent or such subsidiary has ended, or (iii) induce or attempt to induce any customer, supplier, prospect, licensee, or other business relation of the Parent or any of its direct or indirect subsidiaries to cease doing business with the Parent or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee, or business relation, on the one hand, and the Parent or such subsidiary, on the other hand.
(c)    In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
7.    Nondisclosure of Confidential Information; Non-disparagement; Intellectual Property.
(a)    Nondisclosure of Confidential Information; Return of Property. Except as required in the faithful performance of the Executive’s employment duties to the Company, during or after the Executive’s employment with the Company, in perpetuity, the Executive shall maintain in confidence and shall not directly or indirectly use, disseminate, disclose, or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees, or other terms of employment, and the Executive shall not deliver to any Person any document, record, notebook, computer program, or similar repository of or containing any such confidential or proprietary information or trade secrets (collectively, “Confidential Information”). Upon the Executive’s termination of employment for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, and other documents concerning or containing Confidential Information then in the Executive’s possession. The Executive may nonetheless retain copies of documents relating to the Executive’s compensation, the Executive’s personal entitlements and obligations, the Executive’s rolodex (and electronic equivalents), and the Executive’s cell phone number. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process.
(b)    Non-Disparagement. The Executive shall not, at any time during or after the Executive’s employment with the Company, in perpetuity, directly or indirectly, disparage, criticize,

or otherwise make derogatory statements regarding the Company or any of its Affiliates, or their respective successors, directors, or officers. The foregoing shall not be violated by the Executive’s truthful responses to legal process or inquiry by a governmental authority.
(c)    Intellectual Property Rights.
(i)    The Executive agrees that the results and proceeds of the Executive’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings, and other works of authorship) and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights that do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title, and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to the Executive whatsoever. As to any Invention that the Executive is required to assign, the Executive shall promptly and fully disclose to the Company all information known to the Executive concerning such Invention. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
(ii)    The Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent that the Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 7(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the

Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Executive’s employment with the Company. The Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall assist the Company in every proper and lawful way to obtain, and shall from time to time enforce, Proprietary Rights relating to Inventions in any and all countries. To this end, the Executive shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Executive’s employment with the Company.
(iii)    Notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(d)    Notwithstanding anything herein to the contrary, or in any agreement or communication between the Company and the Executive, (A) the confidentiality and nondisclosure obligations herein shall not prohibit or restrict the Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, any other governmental agency, any self-regulatory organization or any other state or federal regulatory authority, regarding any possible securities law violations, and (B) the Company shall not enforce or threaten to enforce, any confidentiality agreement or other similar agreement, nor take or threaten to take any other action against the Executive for engaging in the types of communications described in (A) above.
(e)    As used in this Section 7, the term “Company” shall include Parent, the Company, and any direct or indirect subsidiaries thereof or any successors thereto.
(f)    The Executive’s obligations pursuant to this Section 7 shall continue to apply following any period of continued employment at-will following the expiration of the Term.
8.    Injunctive Relief. The Executive recognizes and acknowledges that a breach of any of the covenants contained in Sections 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.
9.    Indemnification. During the Executive’s employment and service as a director or officer (or both) and at all times thereafter during which the Executive may be subject to liability, the Executive shall be entitled to indemnification set forth in the Company’s organizational documents to the maximum extent allowed under the laws of the State of New Jersey and he shall be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all covered costs, charges, and expenses incurred or sustained by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, or employee of the Company or any of its subsidiaries (other than any dispute, claim, or controversy arising under or relating to this Agreement). Notwithstanding anything to the contrary herein, the Executive’s rights under this Section 9 shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason.
10.    Cooperation. The Executive agrees that upon termination of employment for any reason (whether during or after the Term), the Executive shall reasonably cooperate in assuring an orderly transition of all matters being handled by the Executive for the Company and its subsidiaries and Affiliates as of the Date of Termination. The Executive further agrees that during and after his employment with the Company, the Executive will assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise, that are not adverse to the Executive (each, an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company and its Affiliates. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any such Action. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses and will compensate the Executive for his time (at an hourly rate equal to the Annual Base Salary in effect as of the Date of Termination divided by 2,080) associated with such cooperation following his Date of Termination.
11.    Section 409A of the Code.
(a)    General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 11(a) does not create an obligation on the part of the Company to modify this Agreement in a manner that would alter the economic agreement intended by the parties and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(b)    Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement, (i) no amount payable pursuant to Section 5 that constitutes “deferred compensation” subject to Section 409A of the Code that is payable upon a termination of employment hereunder shall be paid unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A of the Code), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) and (B) the date of the Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 11(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section

409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
12.    Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death during or following a termination of his employment, all unpaid amounts otherwise due the Executive (including under Section 5) shall be paid to his estate.
13.    Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.
14.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.    Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address that any party hereto shall have specified by notice in writing to the other party hereto):
(a)    If to the Company:
Hexion Inc.
180 E. Broad Street
Columbus, Ohio 43215
Attention: General Counsel

and a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 757-3990
Attention: Lawrence I. Witdorchic

(b)    If to the Executive, at his most recent address on the payroll records of the Company.
16.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
17.    Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including the Existing Agreement which is hereby superseded by this Agreement). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
18.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
19.    No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
20.    Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.
21.    Dispute Resolution. The parties agree that any suit, action, or proceeding brought by or against such party in connection with this Agreement shall be brought solely in any state or federal court within the State of Delaware. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding. In the event of any dispute between the Company and the Executive (including, but not limited to, under or with respect to this Agreement), subject to the Executive prevailing on at least one material claim or issue asserted in such dispute, the Company shall reimburse the Executive for all attorneys’ fees and other litigation costs incurred by the Executive in connection with such dispute. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.
22.    Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
23.    Section 280G/4999 of the Code. In the event that the Executive becomes entitled to payments or benefits under this Agreement and/or any other payments or benefits by reason of a “change of control” as defined in Section 280G of the Code and regulations thereunder (collectively, the “Payments”), and any such Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company (the “Accounting Firm”), the amount of the Executive’s Payments shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Executive, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Executive with respect thereto, would be greater than if no Excise Tax were imposed. If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits; and fourth, a reduction in any other “parachute payments” (as defined in Section 280G of the Code). If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards, and the acceleration of the vesting of full shares shall be cancelled before the acceleration of the vesting of options. All determinations required to be made under this Section 23 will be made by the Accounting Firm. Any determination by the Accounting Firm will be binding upon the Company and the Executive. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 23 shall be borne by the Company.

24.    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
25.    Employee Representations. The Executive represents, warrants, and covenants that (i) that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (ii) the Executive has the full right, authority, and capacity to enter into this Agreement and to perform his obligations hereunder, (iii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company hereunder during or after the Term and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.
[signature page follows]

The parties have executed this Agreement as of the date first written above.

HEXION HOLDINGS CORPORATION

By:
	Name:	Douglas A. Johns
	Title:	EVP General Counsel and Secretary
HEXION INC.

By:
	Name:	John Auletto
	Title:	EVP Human Resources

EXECUTIVE

Craig Rogerson